EXCLUSIVE SUPPLY AGREEMENT

BY AND BETWEEN

GRAPEFRUIT USA, INC.

AND

ZYLÖ THERAPEUTICS INC.

RECITAL

This Exclusive Supply Agreement (this **"Agreement"**) is made effective as of December 2, 2020 (the "**Effective Date**") by and between Zylö Therapeutics Inc., a Delaware corporation with a principal place of business at 105A Ben Hamby Rd., Greenville, SC 29615 ("Zylö"), and Grapefruit USA, Inc., a Delaware corporation with its corporate offices located at 10866 Wilshire Blvd, Suite 225, Los Angeles, CA 90024 ("**LICENSEE**"). Zylö and LICENSEE are each hereafter referred to individually as a "**Party**" and together as the "**Parties**".

WHEREAS, the Parties executed that certain EXCLUSIVE LICENSE AND SUPPLY AGREEMENT dated July 24, 2020, and the Parties now want to amend that agreement such that the license agreement is separated from the supply agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree that this Agreement, along with that certain License Agreement that is being made in concert with this Agreement (the "LICENSE AGREEMENT"), shall replace the EXCLUSIVE LICENSE AND SUPPLY AGREEMENT dated July 24, 2020 in its entirety.

WHEREAS, Zylö and [redacted], an educational institution ("[redacted]"), entered into the Technology Transfer and Sublicense Agreement dated November 21, 2017, as amended by the First Amendment dated July 25, 2018 and by the Second Amendment dated May 9, 2019 (collectively, the "[redacted] **Agreement**"), covering certain proprietary Licensed Patent Rights (as defined below) owned by [redacted]; and

WHEREAS, in the LICENSE AGREEMENT, Zylö is granting to LICENSEE—subject to the terms and conditions of the [redacted] Agreement and of this Agreement—the following: a no-charge, royalty-free non-transferable non-sublicenseable license to sell, offer for sale, and/or have sold certain Licensed Products and to practice certain Licensed Technology [redacted] for any and all uses in a certain Field, as each as these capitalized terms are defined in the LICENSE AGEEMENT;

WHEREAS, LICENSEE wants certain rights [redacted]

WHEREAS, LICENSEE wishes to purchase certain Materials (as defined herein) exclusively from Zylö; and

WHEREAS, Zylö desires to manufacture and sell the Materials to LICENSEE.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

In this Agreement, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

"**Affiliate**" means, with respect to either Party hereto, any corporation, partnership or other business entity controlled by, controlling, or under common control with either such Party, with "control" meaning direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock of, or fifty percent (50%) or more interest in the income of, such corporation or other business entity.

"**Control**" or "**Controlled**" means mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights, or Technology, or Trademarks as provided for herein without violating the terms of any arrangement or agreements between such Party and any Third Party..

"**Field**" is as described in the LICENSE AGREEMENT.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, governmental order or other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority, or any arbitrator, court or tribunal of competent jurisdiction.

"**Licensed Patents**" is as described in the LICENSE AGREEMENT.

"**Licensed Product**" is as described in the LICENSE AGREEMENT.

"**Licensed Technology**" is as described in the LICENSE AGREEMENT and means all Technology, whether or not patentable, Controlled by Zylö as of the Effective Date or which becomes Controlled by Zylö during the Term that is (i) related to Material or (ii) provided or accessed by LICENSEE pursuant to this Agreement.

"**Material(s)**" means [redacted] Delivery System-based materials delivered by Zylö to LICENSEE as set forth in Schedule B.

"**Material Specifications**" means the specifications for the Material(s) set forth in Schedule B.

"**Patent Rights**" means the rights and interests in and to issued patents and pending patent applications (including inventor's certificates and utility models) , including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs and foreign counterparts, Controlled by a Party.

"**Technology**" means any and all proprietary ideas, inventions, discoveries, confidential information, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, know-how, scientific information, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, trade secrets, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

"**Term**" means the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement in accordance with the terms hereof.

"**Territory**" is described in the LICENSE AGREEMENT [redacted]

"**Third Party**" means any person or entity other than LICENSEE, Zylö and their respective Affiliates.

2. GRANT OF RIGHTS

2.1 Grant of Licenses. Subject to the terms and conditions of the [redacted] Agreement and this Agreement, Zylö hereby grants to LICENSEE (i) an exclusive non-transferable non-sublicenseable license under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, offer for sale, and/or have sold the Licensed Products and to practice the Licensed Technology in the Territory, for any and all uses within the Field [redacted]

2.2 Reservation of Rights.

(a) Retained Rights of Government. Pursuant to at least Article 2 of the [redacted] Agreement, this license granted hereunder is subject to the rights, conditions and limitations imposed by United States law including without limitation those rights granted to the United States Government as set forth under Title 35 U.S.C §§ 200 through 204 and applicable regulations.

(b) Retained Rights of [redacted] Notwithstanding the exclusive rights granted to LICENSEE pursuant to this Agreement, [redacted] pursuant to at least Section (b) of the [redacted] Agreement, retains the right to make, use and practice the Licensed Patent Rights in its own laboratories solely for non-commercial scientific purposes and for continued non-commercial research. Further, Einstein retains the right to make available to not-for-profit scientific institutions and non-commercial researchers materials covered under the Licensed Patent Rights, solely for non-commercial scientific and research purposes.

(c) Reservation of Rights by Zylö. Zylö hereby reserves all rights not expressly granted to LICENSEE under this Agreement.

2.3 Right to Add States. [redacted]

[redacted]

2.5 Right of First Negotiation. [redacted]

3. SUPPLY OF MATERIAL, PURCHASING, DELIVERY

3.1 Supply of Material. During the term and subject to the provisions of this Agreement, LICENSEE shall purchase exclusively from Zylö, and Zylö shall manufacture and sell to LICENSEE the Materials as specified in Schedule B according to LICENSEE'S orders as provided in Section 3.4. To avoid doubt, LICENSEE shall not manufacture or attempt to manufacture Material. The Parties shall, from time to time, amend Schedules B and C to reflect any agreed revisions to any of the terms; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized representatives of both Parties.

3.2 Exclusivity of Supply. This section applies to only those Licensed Products that contain THC-Based Payloads. Zylö hereby agrees that, during the period that this Agreement is effective, it shall not (i) itself use Material in products that are similar to the Licensed Products in the Field in the Territory; (ii) supply Material for use in the Field in the Territory to any Third Party for a product that is similar to the Licensed Products; or (iii) permit the use of the Material by any Third Party in the Field in the Territory for a product that is similar to the Licensed Products through a license, sublicense or otherwise.

3.3 Forecasts. [redacted]

3.4 Orders. LICENSEE shall submit written purchase orders for the Material to Zylö as set forth in Schedule C. Zylö accepts a purchase order by confirming the order in writing or by delivering the applicable Materials to LICENSEE, whichever occurs first.

3.5 Precedence of the Terms of the Agreement. No modification or amendment to the provisions of this Agreement shall be affected by or result from the receipt, acceptance, signing or

acknowledgement of either Party's purchase orders, confirmations, invoices, shipping documents or other general terms and conditions issued by either Party, save in respect of quantities, prices, and delivery dates to the extent such quantities, prices and delivery dates do not conflict with the provisions of this Agreement.

3.6 Delivery and passing of risk. Delivery of Material by Zylö to LICENSEE shall be per Incoterms DDP, LICENSEE's warehouse in Desert Hot Springs, CA (or other warehouses/facilities as directed by LICENSEE). Title to Materials and the risk of loss is transferred to LICENSEE when Materials are physically delivered to such warehouse.

3.7 Non-Conforming Material.

(a) Upon delivery of Material to LICENSEE, LICENSEE will perform its customary quality assurance inspection of the delivered Materials to confirm that the delivered Material conforms to the Material Specifications. LICENSEE will be deemed to have accepted Materials unless LICENSEE provides Zylö with written notice of any and all defects and non-conformities of Materials with the Material Specifications. Such notice must be given within 5 business days of delivery of the Material with respect to non-conformance. All defects and nonconformities that are not so specified will be deemed waived by LICENSEE, such Materials shall be deemed to have been accepted by LICENSEE, and no attempted revocation of acceptance will be effective.

(b) The Parties shall, in good faith, cooperate to identify and confirm the cause of the non-conformance. In the event the Parties cannot agree as to the non-conformance, the Parties shall, if reasonably required, designate an independent testing laboratory to determine same, the findings of which shall be binding on the Parties, absent manifest error. Expenses of such laboratory shall be borne by the Party adversely affected by such findings.

(c) In the event that any Material is ultimately agreed or determined to be non-conforming, LICENSEE will return the non-conforming Material to Zylö at Zylö's expense. With respect to such returned Material, Zylö will either (i) grant LICENSEE full credit equal to the purchase price of such Material and may cancel the order, or (ii) within 30 days of such determination Zylö shall have the option to manufacture and to deliver to LICENSEE a sufficient quantity of Material to replace the non-conforming Materials. THE REMEDIES SET FORTH IN THIS SECTION 3.7 ARE LICENSEE'S EXCLUSIVE REMEDY FOR NONCONFORMING MATERIALS WITH RESPECT TO ANY MATERIALS FOR WHICH BUYER HAS ACCEPTED DELIVERY UNDER SECTION 3.6 WITH THE EXCEPTION OF ANY PRODUCT LIABILITY CLAIMS LODGED BY THIRD PARTIES RESULTING FROM SAID NONCONFORMING MATERIAL.

3.8 Limited Right of Return. Except as provided under Section 3.7, LICENSEE has no right to return Materials shipped to LICENSEE pursuant to this Agreement.

4. PAYMENTS

[redacted]

Other Supply Initiation Fees as accrued pursuant to Schedule D are to be paid within 30 days of the grant of initial exclusivity or renewed exclusivity, as the case may be, for each state or geography

4.2 Purchase Price of Material.

(a) The agreed purchase price for the Materials shall be in United States Dollars and shall be as set forth in Schedule C, and as amended by the Parties from time to time. All prices include shipping charges, insurance, and taxes related to the Materials, and any duties and charges of any kind imposed by any governmental authority with respect to the manufacture, sale, and shipment of the Materials.

(b) The purchase price for Materials may be modified January 1, 2022 and every anniversary thereafter (each a **"Revised Price Date"**) based on changes in the cost of manufacture, sale, and shipment (i.e., the cost of raw materials, labor, and/or utilities, insurance, shipping, and taxes).

4.3 Technology Transfer Expenses. Reasonable travel, hotel, and meal costs borne by Zylö to effect the transfer of Licensed Technology shall be promptly paid or reimbursed by LICENSEE.

4.4 Payment Terms. LICENSEE will pay invoices for delivered Materials within 30 days of receipt of Materials. Late payments will be assessed a 2% delinquency fee on day 31 following the receipt of Materials, and then 1% every 30 days thereafter until paid in full. In addition to all other remedies available under this Agreement or at Law (which Zylö does not waive by the exercise of any rights under this Agreement), if LICENSEE fails to pay any amounts when due under this Agreement, Zylö may (a) suspend the delivery of any Materials, (b) reject LICENSEE's Purchase Orders or cancel accepted Purchase Orders or (c) terminate this Agreement.

4.5 Ownership of Products. To secure LICENSEE's prompt and complete payment and performance of any and all obligations and liabilities of LICENSEE to Seller, LICENSEE hereby grants Zylö a first-priority security interest, with priority over all other liens, claims, and encumbrances, in all inventory of Materials and products manufactured using such Materials under this Agreement, wherever located, and whether now existing or hereafter arising or acquired from time to time, and in all accessions thereto and replacements or modifications thereof, as well as all proceeds (including insurance proceeds) of the foregoing. LICENSEE acknowledges that the security interest granted under this Section is a purchase-money security interest under applicable Law. Zylö shall be entitled to all applicable rights and remedies of a secured party under applicable Law.

5. QUALITY MANAGEMENT

5.1 Quality Agreement. Zylö shall supply LICENSEE with Material complying with the Material Specifications, and both parties agree to enter into a separate Quality Agreement within 12 months after the signing of this Agreement.

5.2 Advertising. [redacted]

5.3 Inspections. LICENSEE shall permit, and shall obtain permission for, Zylö at all reasonable times and on reasonable notice to inspect any facility used for the manufacture, storage, or distribution of the Licensed Products to ensure compliance with the quality standards or any other specifications or requirements set forth in this Agreement.

6. INTELLECTUAL PROPERTY

6.1 Ownership. [redacted]

6.2 Restrictions. LICENSEE and its Affiliates agree that they shall not directly or indirectly institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding to invalidate or limit the scope of any Licensed Patent claim or obtain a ruling that any Licensed Patent claim is unenforceable or not patentable or that any Licensed Product does not infringe one or more claims of any Licensed Patent.

6.3 Enforcement.

(a) Notification. LICENSEE shall immediately notify Zylö in writing with reasonable detail of any:

[redacted]

(b) Actions. [redacted]

6.4 Product Label. Upon written notice from Zylö to LICENSEE to include "Powered by Zylö™" or "Z-pods® inside" or something similar on its packaging of THC Material and/or CBD Material, as requested by Zylö, LICENSEE shall make such labelling change within 120 days. Zylö shall reimburse LICENSEE within thirty (30) days of being presented with an invoice of LICENSEE'S out-of-pocket costs and expenses of applying the labelling change to LICENSEE'S Licensed Products, whether in the form of actual changes to LICENSEE'S packaging or via the addition of custom stickers affixed to each individual package.

7. CONFIDENTIAL INFORMATION AND TRADE SECRETS

As consideration for and to induce LICENSEE to enter into this Agreement, Zylö understands and agrees that the following shall be considered "LICENSEE Confidential Information" unless already made public through SEC filings, press releases, etc. or unless it was in Zylö's possession before receipt from LICENSEE or unless it is disclosed by order of a court of competent jurisdiction:

[redacted]

Zylö shall not—at any time during or after the term of this Agreement with LICENSEE—disclose or otherwise use or provide to any individual or company or for that individual's or company's benefit or purposes or the benefit or purposes of any person or company, any LICENSEE Confidential Information. This Clause restricting the disclosure and use of LICENSEE Confidential Information shall survive the termination of the Agreement and shall survive for so long as the respective information qualifies as LICENSEE Confidential Information under applicable law.

In addition, LICENSEE and Zylö agree upon the provisions outlined as per the Mutual Confidentiality Agreement shown in Schedule F. Should there be any conflicts between this section and the Mutual Confidentiality Agreement, this section shall prevail.

8. REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with its terms without the consent of any other person.

(b) The execution, delivery, and performance of this Agreement by it have been duly and effectively authorized by all necessary action. This Agreement, upon execution by both Parties, shall constitute the legal, valid and binding obligation of it, except as may be limited by bankruptcy, insolvency or other laws affecting creditors rights generally and except as may be limited by general principles of equity.

(c) The execution, delivery and performance of this Agreement by it, do not conflict with any provision of law applicable to it or result in any breach of its constituent documents, or any order, judgment or other restriction by which it may be bound.

8.2 Zylö's Warranties. Zylö represents and warrants to LICENSEE that:

(a) Zylö owns, Controls or has licenses to Licensed Patents and Licensed Technology for the manufacture and commercialization of the Materials; and

(b) Zylö has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement.

8.3 LICENSEE's Warranties. LICENSEE represents and warrants to Zylö that:

(a) it is in compliance with all applicable Laws relating to this Agreement, the Licensed Products, and the operation of its business;

(b) it has obtained all licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement;

(c) LICENSEE or Affiliates will not perform, or cause any third party to perform, any tests in human subjects involving Licensed Products unless and until it obtains all required regulatory approvals with respect to Licensed Products in the applicable geographies;

(d) It shall promptly provide Zylö with copies of all communications with any governmental, regulatory, or industry authority relating to the Licensed Patents, or Licensed Technology, or Licensed Trademarks, or the Licensed Products;

(e) it is not insolvent and is paying all of its debts as they become due; and

(f) all financial information that it has provided to Seller is true and accurate and fairly represents Buyer's financial condition.

8.4 Disclaimer of Warranties and Limitation of Liability.

- EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 8.1, 8.2, AND 8.3, (A) NEITHER ZYLÖ NOR ANY PERSON ON ZYLÖ'S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, OR PERFORMANCE OF MATERIALS, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) LICENSEE ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ZYLÖ, OR ANY OTHER PERSON ON ZYLÖ'S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 7.1 AND 7.2 OF THIS AGREEMENT.

8.5 No Patent Warranties and Representations. Nothing in this Agreement is or shall be construed as:

(a) a warranty or representation by either Zylö or [redacted] as to the validity or scope of any patent application or patent licensed hereunder;

(b) a warranty or representation by either Zylö or [redacted] that anything made, used, sold or otherwise disposed of under any license granted pursuant to this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties.

9. INDEMNIFICATION

[redacted]

[redacted]

9.4 Insurance.

[redacted]

[redacted]

10. TERM AND TERMINATION

The term of this Agreement will commence on the Effective Date. [redacted]

11. MISCELLANEOUS PROVISIONS

11.1 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1 (Definitions), 7 (Confidential Information and Trade Secrets), 9 (Indemnification), 10 (Term), 11 (Termination), and 11 (Miscellaneous Provisions) and the any payments due pursuant to Section 4 (Payments) shall survive the expiration or termination of the Term.

11.2 Disputes. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement that relates to either Party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated senior officials are as follows:

For LICENSEE: Chief Executive Officer
For Zylö: Chief Executive Officer

In the event the designated senior officials are not able to resolve such dispute within the thirty (30) day period, either Party may invoke the provisions of [redacted] (Arbitration).

11.3 Arbitration. Subject to this Section, any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than bona fide Third Party actions or proceedings filed or instituted in an action or proceeding by a Third Party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Commercial Arbitration Rules of the American

Arbitration Association ("**AAA**") by a panel of three arbitrators appointed in accordance with such rules. Any such arbitration shall be held in the home state of the Party not initiating the dispute, controversy, or claim. The method and manner of discovery in any such arbitration proceeding shall be governed by the laws of the Delaware. The arbitrators shall have the authority to grant injunctions and/or specific performance and to allocate between the parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators' determination of any dispute, controversy or claim hereunder.

11.4 Press release and public announcements. The Parties agree to work together, on a good-faith basis, towards the timely issuance of a joint press release announcing this Agreement and the development plans relating to this agreement. No other press releases or other publicity relating to the substance of the matters contained herein will be issued or effected without approval by both Parties, unless counsel to one of the Parties advises that an announcement or statement is required by law or applicable stock exchange rule. If required by law, the other Party shall be notified, and the Parties shall use their good-faith efforts to cause a mutually agreeable release or announcement to be issued within the permitted time, and the Party subject to the disclosure requirement shall be permitted to timely release such announcement. Neither Party shall employ or use the name of the other Party in any promotional materials, advertising, or website without the prior express written permission of the other party.

11.5 Use of [redacted] name. Notwithstanding the foregoing, neither Party shall use the name, logo, or any branding associated with [redacted] without prior written consent from [redacted] except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event [redacted] shall be informed prior to any such required use. No public announcement regarding the existence of the [redacted] Agreement and/or the collaboration thereunder shall be made without obtaining the prior written consent of Zylö and [redacted] except if such announcement is required by law, regulation, federal securities law or judicial order, in which case Zylö and Einstein shall be informed prior to any such required announcement

11.6 Notices. Unless otherwise provided for herein, all notices, requests and demands to or upon any Party hereto shall be deemed duly given or made when sent if given by facsimile (with confirmation of transmission), when delivered if given by personal delivery or overnight commercial carrier, on the third calendar day after deposit in the mail, certified mail, return receipt requested, addressed to such Party at its address set forth below, or by email at its email address shown below, if receipt is confirmed. All notices required under the terms and provisions hereof shall be in writing and addressed

(i) if to Zylö:

Zylö Therapeutics Inc.
105A Ben Hamby Rd.
Greenville, SC 29615
Attn: Scott Pancoast
Email: spancoast@zylotherapeutics.com

or at such other address or email address as Zylö shall from time to time designate in writing and delivered to LICENSEE in accordance with this Section, or (ii) if to LICENSEE:

Grapefruit USA, Inc., Inc.
10866 Wilshire Blvd., Suite 225
Los Angeles 90024
Attn: Brad Yourist
Email: brad@grapefruitblvd.com

or at such other addresses or email address as LICENSEE shall from time to time designate in writing and delivered to Zylö in accordance with this section.

With a copy to Nicholas F. Coscia, Esq.:
1270 Pasatiempo Rd.
Palm Springs, CA 92262
Email: Nick@CosciaSEC.com

11.7 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from a Force Majeure. For purposes of this Agreement, the term "**Force Majeure**" means pandemic, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, terrorism, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other cause or externally induced casualty beyond its reasonable control whether or not similar to the foregoing contingencies.

11.8 Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable, the validity of the rest of this Agreement shall remain unaffected. If a provision is or becomes invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the originally contemplated economic purpose of the transaction. The same procedure is to be followed if an omission becomes apparent.

11.9 Amendments. The Parties may not amend this Agreement except by written agreement duly signed by the Parties expressly amending this Agreement.

11.10 Assignment. Neither party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other party; provided, however, that either Party may assign its rights or delegate its obligations, in whole only, without such consent and upon thirty days' prior written notice to the other Party, to (a) one of its wholly owned Affiliates, or (b) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. All other assignments of rights are prohibited under this Section, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner.

11.11 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Counterparts. The Parties may execute this Agreement in two counterparts, each of which is deemed an original and both of which constitute only one agreement.

11.13 Schedules. The following Schedules shall be an integral part of this Agreement:

Schedule A: *Intentionally left blank.*

Schedule B: Products and Product Specifications
Schedule C: Purchase Price for the Initial Term
Schedule D: Minimum Volume Requirements and Renewal Rights
Schedule E: Number of Cannabis Users by State
Schedule F: Mutual Confidentiality Agreement

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties caused this Sublicense Agreement to be executed as of the Effective Date by their duly authorized representatives.

GRAPEFRUIT USA, INC.

By: DocuSigned by: [signature] BB70BCA04139494...

Name: Bradley Yourist

Title: CEO

ZYLÖ THERAPEUTICS INC.

By: DocuSigned by: Scott Pancoast B476D7CF2438438...

Name: Scott Pancoast

Title: CEO

SCHEDULE A

Schedule A was intentionally left blank.

SCHEDULE B
MATERIAL AND MATERIAL SPECIFICATIONS

Material:

[redacted]

SCHEDULE C
PURCHASE PRICES

Quotations. Subject to Section 3, the terms of any quotation are revocable by Zylö at any time prior to (i) the receipt of an order from the LICENSEE and (ii) a delivery of an acknowledgment or Confirmation by Zylö.

Prices.

A. The purchase price per gram of THC Material in United States Dollars is as follows:

[redacted]

The cost of shipping and the cost of container are to be added to each order.

B. The purchase price per gram of CBD Material in United States Dollars—exclusive of the landed cost of the CBD—is as follows (this assumes a load factor of 25% CBD; if LICENSEE chooses a load factor other than 25%, then a revised pricing schedule would apply):

[redacted]

The cost of shipping and the cost of container are to be added to each order.

[redacted]

SCHEDULE D
MINIMUM VOLUME REQUIREMENTS AND RENEWAL RIGHTS

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

WITH RESPECT TO CBD MATERIAL:

[redacted]

SCHEDULE E
NUMBER OF CANNABIS USERS BY STATE AS OF AUGUST 2019

[redacted]

Other States, including Canada and Mexico:

[redacted]

SCHEDULE F
MUTUAL CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement ("Agreement") is made as of __________, 20__, between Zylö Therapeutics Inc., with its principal place of business located at 105A Ben Hamby Rd., Greenville South Carolina 29615 and Grapefruit USA, Inc. ("GPFT"), having an address at 10866 Wilshire Blvd., Suite 225, Los Angeles, CA 90024 (each a "Party" and collectively the "Parties").

WHEREAS, the Parties desire to engage in discussions concerning future business opportunities (the "Authorized Purpose"), which discussions may require the disclosure of information that the Parties deem proprietary and confidential;

WHEREAS, the Parties wish to protect their respective confidential information against any unauthorized use and any unauthorized or uncontrolled disclosure.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. The confidential information that may be disclosed during discussions between the Parties under this Agreement ("Confidential Information") can be described as and include information obtained directly or indirectly, in tangible or intangible form, which the Party disclosing such information (the "Disclosing Party") considers confidential including, without limitation, technical and business information relating to the Disclosing Party's proprietary ideas, patentable ideas, copyrights, and/or trade secrets, current or future business plans, software and/or computer programs, research and development, production, costs, finances and financial projections, models, samples, patterns, drawings and/or sketches, marketing information, suppliers, and all other non-public information regardless of whether such information is designated as Confidential Information at the time of its disclosure to the receiving Party (the "Recipient"). All information of the Disclosing Party that is disclosed to the Recipient or to which the other Party obtains access, whether originated by the Recipient or by the Disclosing Party or others, shall be presumed to be Confidential Information.

2. The Parties shall use the Confidential Information only for the Authorized Purpose. It is also expressly understood that unauthorized disclosure or use, whether intentional or unintentional, of any of the Confidential Information would be detrimental to the Disclosing Party. Each Party agrees:

   a. Not to disclose to any third party the object and scope of the discussions between the Parties, except as required by law;

   b. Not to use any of the Confidential Information for any purpose other than for or in connection with the Authorized Purpose;

   c. To maintain all of the Confidential Information in confidence and not to disclose any portion of the Confidential Information to any person or entity not authorized hereunder without the prior written consent of the Disclosing Party;

   d. That any dissemination of Confidential Information shall be only in connection with the Authorized Purpose, and shall be only to the employees, agents or affiliates of Recipient who have a need to know said Confidential Information in order for the Recipient to carry out proper purposes and responsibilities related to the Recipient's discussions with the Disclosing Party and the Authorized Purpose and who have

been advised of the confidential nature of such information. Further, the Recipient shall cause such employees, agents and affiliates who have access to the Confidential Information to comply with the terms and provisions of this Agreement in the same manner as each Party is bound hereby, with the Recipient remaining responsible for the actions and disclosures of such representatives.

e. That, upon termination of the discussions between the Parties or upon the Disclosing Party's request, all records, any compositions, articles, documents and other items which contain, disclose and/or embody any Confidential Information (including, without limitation, all copies, reproductions, summaries and notes of the contents thereof), regardless of the person causing the same to be in such form, shall be returned to the Disclosing Party or, destroyed by the Recipient at the Disclosing Party's request,, and the Recipient shall certify that the provisions of this paragraph have been complied with. This Agreement shall become effective and binding upon the Effective Date and shall remain in effect for a period of one (1) year from the Effective Date. The obligation of confidentiality and non-use shall remain in effect for an additional period of four (4) years from expiration or termination of this Agreement.

3. This Agreement imposes no obligation upon the Recipient with respect to any Confidential Information that: (i) was in the Recipient's possession before receipt from the Disclosing Party; (ii) is or becomes a matter of public knowledge through no act or omission of the Recipient; (iii) is rightfully received on a non-confidential basis by the Recipient from a third party not owing a duty of confidentiality to the Disclosing Party; (iv) is disclosed without a duty of confidentiality to a third party by, or with the authorization of the Disclosing Party; or (v) is disclosed by order of a court of competent jurisdiction.

4. This Agreement does not obligate the Parties to negotiate the terms of or enter into any further business relationships, nor does it create any obligation of exclusivity between the Parties. Nothing herein shall be construed so as to create an obligation of either Party to disclose any Confidential Information to the other Party.

5. This Agreement shall not be construed as creating, conveying, or transferring upon either Party any right, title, license, or authority, implied or otherwise, in or to the Confidential Information exchanged, except as the limited right to use as specified in paragraph 2. Furthermore, no conveyance of any intellectual property rights is granted by this Agreement.

6. It is further understood and agreed that no failure or delay by the Disclosing Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

7. Neither Party shall be liable to the other for any decisions, obligations, costs, or expenses incurred, changes in business practices, plans, organization, products, services, or otherwise, based on either Party's decision to rely on or use any information exchanged under this Agreement.

8. If there is a breach of any provision of this Agreement, it is agreed and understood that the injured Party shall have no adequate remedy in money or other damages, and therefore shall be entitled to injunctive relief in addition to any other remedies available to them, including, without limitation, specific performance.

9. This Agreement contains the entire agreement between the Parties concerning the disclosure of Confidential Information and no modification or waiver of any of its terms shall be binding unless it is in writing and signed by authorized representatives of both Parties.

10. If any of the provisions of this Agreement are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the agreement as a whole.

11. This Agreement may be executed in any number of counterparts (including by facsimile or e-mail), each of which shall be an original, but all of which together shall constitute one instrument. References to the Parties shall be deemed to include each of their affiliates, if any. Any disputes arising out of this Agreement shall be venued in federal or state district court in the State of Delaware, and each Party hereby consents to the jurisdiction of such court. This Agreement shall be governed by the laws of the State of Delaware without giving effect to its conflict of laws principles. This agreement shall be binding upon the Parties hereto and their successors and assigns.

12. Each of the Parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

The Parties have executed this Confidentiality Agreement, effective as of the date set forth above.

By:______________________________

Name: Scott R. Pancoast
Title: CEO, Zylö Therapeutics Inc.

By:______________________________

Name: Bradley J. Yourist
Title: CEO, Grapefruit USA, Inc.